EXHIBIT E

Montevideo, March 30, 2023

República Oriental del Uruguay

Ministry of Economy and Finance

Colonia 1089 – Third Floor

11100 Montevideo

Uruguay

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic”) in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, being filed by the Republic with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$5,817,198,438.66 of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities.

In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement, and the related prospectus included therein;

(ii)	the Indenture dated October 27, 2015 between the Republic and The Bank of New York Mellon, as Trustee (the “Indenture”), incorporated by reference as an exhibit to the Registration Statement;

(iii)	the forms of the Debt Securities included as exhibits to the Indenture;

(iv)

all relevant provisions of the Constitution of the Republic and all relevant laws and orders of each of the Republic, under which the issuance of the Debt Securities has been authorized (English translations of which are attached as exhibits hereto), including, but not limited to:

1)	the Constitution of the Republic, in particular Articles 85(6) and 196;

2)	Law No. 19,924 dated December 18, 2020, Articles 697 to 701; and Law 20,075 dated October 20, 2022, Article 500; and

(v)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of the Republic, the Debt Securities, when executed and delivered by the Republic, authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Republic; provided that each series of Debt Securities shall require the promulgation of a Decree by the Executive Power of the Republic specifically authorizing the issuance of such Debt Securities and setting forth the terms thereof, including the maximum aggregate principal amount of such Debt Securities, which must comply with limits established by applicable law.

I hereby consent to the filing of this opinion as Exhibit E to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Gabriela Tobías Pedronzo
Dra. Gabriela Tobías Pedronzo
Counsel of the Ministry of Economy and Finance of República Oriental del Uruguay

EXHIBITS

NATIONAL CONSTITUTION (English translation of excerpt)

Article 85. It is within the scope of the General Assembly:

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

Law Nº 19,924

English Translation

https://www.impo.com.uy/bases/leyes/19924-2020

Article 697.-

For the purposes of article 696 of this law, the net public debt of the Central Government is understood to be the total issuance of market public debt securities and loan disbursements from financial institutions and multilateral credit organizations, deducting amortizations and contractual cancellations or advances of public debt titles and loans, as well as the variation of financial assets of the Central Government during the fiscal year.

Article 698.-

The Ministry of Economy and Finance will publish quarterly the evolution of the accumulated net indebtedness in the course of the year, as established in articles 696 and 697 of this law.

Article 699.-

In the event of situations of serious economic slowdown, substantial changes in relative prices, emergency situations or disasters on a national scale, the annual maximum referred to in article 693 may be increased by up to 30% (thirty percent), giving account to the General Assembly of the Legislative Power and without this altering the limit set for the following year.

The authorities of the Ministry of Economy and Finance, on behalf of the Central Government, must appear before the General Assembly within a period not exceeding thirty calendar days after the safeguard clause is invoked, in order to inform the reasons for activating this clause.

Article 700.-

The evaluation of compliance with the provisions of article 696 of this law, at the end of each fiscal year, will be carried out once the figures corresponding to the last quarter of the respective year are available, reporting to the General Assembly of the Legislative Power.

Notes: See article 3

Law 20,075

English Translation

https://www.impo.com.uy/bases/leyes/20075-2022/500

Article 500.-

For the purposes of the provisions of numeral 6) of article 85 of the Constitution of the Republic, the Central Government is authorized to contract a total net indebtedness for the year 2023, which may not exceed the equivalent of US$ 2,200. 000,000 (two thousand two hundred million dollars of the United States of America).

The provisions contained in articles 697 to 701 of Law No. 19,924 of December 18, 2020 will be applicable, as pertinent.

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